Exhibit 99.1

Arch Therapeutics Announces Third Quarter 2014 Results

WELLESLEY, MA – August 6, 2014 — Arch Therapeutics, Inc. (OTCQB: ARTH) (“Arch” or the “Company”), a life sciences company and developer of the AC5 Surgical Hemostatic Device™, a novel product aimed at controlling bleeding and fluid loss in order to provide faster and safer surgical and interventional care, today announced financial results for the three and nine months ended June 30, 2014.

FINANCIAL RESULTS

Third Quarter ended June 30

Operating loss was approximately $1.1 million for the three months ended June 30, 2014, compared to an operating loss of approximately $500,000 for the three months ended June 30, 2013. There were no revenues for the three months ended June 30, 2014 or June 30, 2013.

General and administrative expenses were approximately $826,000 for the three months ended June 30, 2014, compared to approximately $451,000 for the three months ended June 30, 2013. This increase in general and administrative expenses was primarily a result of increased legal and accounting fees, investor relations expenses related to becoming a publicly traded company as well as increased compensation related expenses in connection with attracting and retaining key employees.

Research and development expenses were approximately $320,000 for the three months ended June 30, 2014, compared to approximately $44,000 for the three months ended June 30, 2013. This increase in research and development expenses was primarily a result of increased pre-clinical development, additional headcount and outside consultants.

For the three months ended June 30, 2014, Arch reported net income of approximately $411,000 compared to a net loss of approximately $514,000 for the three months ended June 30, 2013. The net income in 2014 was primarily the result of a non-cash accounting adjustment of the derivative liabilities to fair market value, in an amount of approximately $1.6 million, related to our outstanding warrants issued as part of our private placement financing that was completed in February 2014.

Nine months ended June 30

Operating loss was approximately $3.2 million for the nine months ended June 30, 2014, compared to an operating loss of approximately $800,000 for the nine months ended June 30, 2013. There were no revenues for the nine months ended June 30, 2014 or June 30, 2013.

General and administrative expenses were approximately $2.3 million for the nine months ended June 30, 2014, compared to approximately $700,000 for the nine months ended June 30, 2013. Research and development expenses were approximately $1.0 million for the nine months ended June 30, 2014, compared to approximately $62,000 for the nine months ended June 30, 2013. This increase in both general and administrative expenses and in research and development expenses was primarily a result of increased legal and accounting fees, investor relations expenses related to becoming a publicly traded company, additional investments in pre-clinical development for our novel hemostatic technology, and increased compensation related expenses in connection with attracting and retaining key employees.

For the nine months ended June 30, 2014, Arch reported a net loss of approximately $8.8 million compared to a net loss of approximately $900,000 for the nine months ended June 30, 2013. The increase in net loss in 2014 was primarily the result of a non-cash loss on the fair value of derivatives liabilities in excess of proceeds on the issuance of warrants of approximately $7.5 million, partially offset by a gain in the fair market value of the derivative liabilities of approximately $2.1 million.

At June 30, 2014, we had approximately $1.8 million in cash on hand, as compared to approximately $600,000 at September 30, 2013. During the first nine months of 2014, we received approximately $3.6 million in net proceeds from the issuance of common stock and warrants in our private placement financing that was completed in February 2014 and borrowings under our loan agreement with the Massachusetts Life Sciences Center. We have used much of the net proceeds for general corporate purposes, including attracting and retaining key employees and for product development. As we have previously disclosed in our SEC filings, we intend to raise additional funding to support further product development, necessary clinical trials and for general corporate expenses.

“While the first nine months of fiscal 2014 have provided both anticipated and unanticipated challenges, we are encouraged by the progress that we have been able to achieve to date, and we remain excited about this opportunity”, said Terrence W. Norchi, MD, President and Chief Executive Officer of Arch Therapeutics. “We have filled key positions within our organization to lead our research and development, quality and financial departments. We advanced the product development, manufacturing, and biocompatibility programs. We also selected a Notified Body, which is a critical regulatory step on the road to European commercialization of the AC5 Surgical Hemostatic Device™, and advanced our intellectual property portfolio. On July 2, 2014, the Securities and Exchange Commission declared our resale registration statement effective,” Dr. Norchi added.

About Arch Therapeutics, Inc.
Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling peptide technology platform to make surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidate, known as the AC5 Surgical Hemostatic Device ™, is being designed to achieve hemostasis in minimally invasive and open surgical procedures.

Find out more at www.archtherapeutics.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board,
Terrence W. Norchi, MD
Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations
Toll Free: +1-855-340-ARTH (2784) (US and Canada)
Email: investors@archtherapeutics.com
Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com

Arch Therapeutics, Inc.

(A Development Stage Company)

Consolidated Statements of Operations (Unaudited)

For the three and nine months ended June 30, 2014 and 2013

Period from Inception (March 6, 2006) through June 30, 2014

	Three Months	Three Months	Nine Months	Nine Months	Period from Inception
	ended June 30,	ended June 30,	ended June 30,	ended June 30,	(March 6, 2006)
	2014	2013	2014	2013	through June 30, 2014

Other Revenues	$-	$-	$-	$-	$431,461

Operating expenses:
General and administrative expenses	825,951	451,046	2,271,443	721,565	5,819,918
Research and development expenses	320,345	43,750	951,101	62,356	1,931,341
Total operating expenses	1,146,296	494,796	3,222,544	783,921	7,751,259

Operating loss	(1,146,296)	(494,796)	(3,222,544)	(783,921)	(7,319,798)

Other (expense) income:
Interest expense	(27,763)	(19,596)	(83,293)	(108,384)	(671,887)
Loss on issuance of warrants	-	-	(7,541,693)	-	(7,541,693)
Adjustment to fair value of derivative	1,584,818	-	2,069,693	-	2,069,693
Other income	-	32	-	51	53,977
Total other expense	1,557,055	(19,564)	(5,555,293)	(108,333)	(6,089,910)

Net Income (Loss)	$410,759	$(514,360)	$(8,777,837)	$(892,254)	$(13,409,708)

Basic earnings per share
Net Income (loss)	$0.01	$(0.06)	$(0.13)	$(0.13)
Weighted Common Shares - Basic	71,949,564	8,549,322	65,933,378	6,613,249

Diluted Eanings per share
Net Income (loss)	$0.01	$(0.06)	$(0.13)	$(0.13)
Weighted Common Shares - Diluted	72,084,748	8,549,322	65,933,378	6,613,249

Arch Therapeutics, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

June 30,2014 (unaudited) and September 30, 2013

	June 30, 2014	September 30,
	(unaudited)	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,802,524	$557,319
Promissory note receivable	-	1,000,000
Prepaid expenses and other current assets	32,206	19,629
Total current assets	1,834,730	1,576,948

Long-term assets:
Property and equipment, net	-	322
Other Assets	-	10,062
Total long-term assets	-	10,384

Total assets	$1,834,730	$1,587,332

LIABILITIES AND STOCKHOLDERS' (DEFICIT)/EQUITY
Current liabilities:
Accounts payable	$166,011	$314,769
Accrued expenses and other liabilities	216,110	140,840
Current derivative liabilities	3,078,000	-
Total current liabilities	3,460,121	455,609

Long-term liabilities:
Note payable	953,002	944,707
Accrued interest, net of current portion	75,000	-
Derivative liabilities, net of current portion	5,244,000	-
Total long-term liabilities	6,272,002	944,707

Total liabilities	9,732,123	1,400,316

Commitments and contingencies

Stockholders’ (deficit) equity:

Common stock, $0.001 par value, 300,000,000 shares authorized, 72,076,487 and 60,145,237 shares issued and outstanding as of June 30, 2014 and September 30, 2013, respectively	72,001	60,145
Additional paid in capital	5,440,314	4,758,742
Deficit accumulated during the development stage	(13,409,708)	(4,631,871)
Total stockholders’ (deficit) equity	(7,897,393)	187,016

Total liabilities and stockholders' (deficit) equity	$1,834,730	$1,587,332